Calculation of Filing Fee Tables
S-4
IonQ, Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.0001 per share	Other	38,169,674		$ 818,622,695.01	0.0001381	$ 113,051.79
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 818,622,695.01		$ 113,051.79
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 113,051.79
Offering Note
[1]	Rule 457(f) Fee Calculation Details

Amount Registered represents the estimated maximum number of shares of common stock, par value $0.0001 per share ("IonQ Common Stock"), of IonQ, Inc., a Delaware corporation ("IonQ"), to be issued, or subject to stock-based awards that may be assumed by IonQ upon completion of the proposed merger of Iris Merger Subsidiary 1 Inc., a Delaware corporation and wholly owned subsidiary of IonQ ("Merger Subsidiary 1"), with and into SkyWater Technology, Inc., a Delaware corporation ("SkyWater"), with SkyWater surviving as a wholly owned subsidiary of IonQ (the "first merger"), to be effected pursuant to the Agreement and Plan of Merger, dated as of January 25, 2026 (as amended from time to time, the "merger agreement"), by and among IonQ, Merger Subsidiary 1, Iris Merger Subsidiary 2 LLC, a Delaware limited liability company and wholly owned subsidiary of IonQ ("Merger Subsidiary 2"), and SkyWater. This number is based on the sum of: (i) (a) 49,087,549, the estimated maximum number of shares of SkyWater common stock, par value $0.01 per share ("SkyWater common stock"), to be outstanding immediately prior to the completion of the first merger (which includes 48,996,125 shares of SkyWater common stock outstanding as of March 5, 2026, plus 91,424 shares issuable upon the settlement of SkyWater director restricted stock unit awards that will vest and settle prior to the completion of the first merger, but excluding shares of SkyWater common stock issuable upon the settlement of SkyWater's other stock-based awards outstanding as of March 5, 2026), multiplied by (b) 0.5265, the maximum exchange ratio under the merger agreement; plus (ii) (a) 7,138,766, the shares of SkyWater common stock issuable upon the settlement of SkyWater's currently outstanding stock-based awards (consisting of 2,080,252 shares subject to outstanding stock options and 1,117,707 shares subject to outstanding restricted stock unit awards) outstanding as of March 5, 2026 and 3,940,807, the maximum number of shares of SkyWater common stock issuable in connection with grants of stock-based awards under the Company Benefit Plans (as defined in the merger agreement) prior to closing, multiplied by (b) the estimated Equity Award Exchange Ratio (as defined in the merger agreement), calculated based on an assumed Parent Trading Price (as defined in the merger agreement) used solely for purposes of estimating the number of shares to be registered hereunder. Immediately after the first merger, SkyWater, as the surviving entity in the first merger, will merge with and into Merger Subsidiary 2, with Merger Subsidiary 2 surviving as a wholly owned subsidiary of IonQ. Maximum Aggregate Offering Price is estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c), 457(f)(1) and 457(f)(3) of the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of IonQ Common Stock was calculated based upon the market value of shares of SkyWater common stock and is equal to: (i) (a) $27.6550, the average of the high and low prices per share of SkyWater common stock as reported on the Nasdaq Stock Market on March 18, 2026, multiplied by (b) 56,226,315, which is the estimated maximum number of shares of SkyWater common stock to be outstanding immediately prior to the completion of the first merger (including shares of SkyWater common stock issuable upon the settlement of SkyWater stock-based awards outstanding as of March 5, 2026); minus (ii) $736,313,235.00, which is the maximum aggregate amount of cash consideration estimated to be paid by IonQ to holders of shares of SkyWater common stock in connection with the consummation of the first merger as permitted by Rule 457(f)(3). The aggregate amount of cash set forth in clause (ii) of the prior sentence is equal to the product obtained by multiplying $15.00 by the estimated maximum number of shares of SkyWater common stock to be outstanding immediately prior to the completion of the first merger (excluding shares of SkyWater common stock issuable upon the settlement of SkyWater stock-based awards outstanding as of March 5, 2026 other than SkyWater director restricted stock unit awards that will vest and settle prior to the first merger and shares issuable under SkyWater's 2021 Employee Stock Purchase Plan that will be purchased prior to the first merger).
Amount of Securities to be Received or Cancelled	Value per Share of Securities to be Received or Cancelled	Total Value of Securities to be Received or Cancelled	Cash Consideration Received by the registrant	Cash Consideration (Paid) by the registrant	Maximum Aggregate Offering Price
56,226,315	$ 27.65495	$ 1,554,935,930.01		$ 736,313,235.00	$ 818,622,695.01

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date